Exhibit 10.14

AMENDMENT
TO THE
EMPLOYMENT AGREEMENT BETWEEN
GENTEK INC. AND WILLIAM E. REDMOND, JR.

     This Amendment (this “Amendment”) to that certain Employment Agreement between GenTek Inc. (the “Company”) and William E. Redmond, Jr. (the “Executive”) dated as of May 23, 2005 (the “Employment Agreement”) is made as of this 29th day of December, 2008 (the “Amendment Date”), by and among the Company and the Executive. Except as set forth is this Amendment, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

WITNESSETH

     WHEREAS, the Company and the Executive desire to amend the terms of the Employment Agreement as a result of Section 409A of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (collectively the “Parties”) hereby agree as of the Amendment Date to the following:

     1. Amendments to the Employment Agreement. Effective as of the Amendment Date, the Employment Agreement is hereby amended as follows:

               (a) Section 6(d) of the Employment Agreement is amended to read in its entirety as follows:

                    (d) Termination by Executive. Executive may terminate his employment with or without Good Reason (as defined below). A termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with the Company following the occurrence, without Executive's consent, of any of the following events: (i) a material adverse change in Executive's job responsibilities, reporting responsibilities (including no longer reporting directly to the Board), titles or elected or appointed offices (including removal as a director) as in effect immediately prior to the effective date of such change; (ii) a reduction by the Company in Executive's Base Salary in effect immediately prior to the effective date of such reduction, provided that such reduction is a material diminution of Executive’s Base Salary or results in a material breach of this Agreement; (iii) the failure to make an LTI grant in accordance with Section 4(b) hereof, provided that such failure is material or results in a material breach of this Agreement; (iv) the total of Base Salary for any calendar year during the Employment Period, plus the targeted incentive bonus amount for that year, plus the value of the LTI grant for that year (at the time of the grant is made) is less than $1.8 million, provided that such amount is materially less than $1.8 million or results in a material breach of this Agreement; or (v) any change of more than 50 miles in the location of the principal place of employment of Executive immediately prior to the effective date of such change. For the purposes of this definition, no action of the type described in clause (i) above shall constitute "Good Reason" if it was an isolated and inadvertent action not taken in bad faith by the Company and if it was remedied by the Company within 30 days after receipt of written notice thereof given by Executive (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30-day period); provided that "Good Reason" shall cease to exist for any action described in clauses (i) through (v) above on the 60th day following the later occurrence of such action or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date. In the event Executive has given the Company written notice thereof on or prior to such 60th day, then Executive must terminate employment for Good Reason within two years following the occurrence of the applicable Good Reason event.

               (b) Section 6(f)(i) of the Employment Agreement is amended to read in its entirety as follows:

                    In the event of a termination of Executive's employment during the Employment Period by the Company Without Cause, or a termination by Executive of his employment for Good Reason (any such termination, a "Qualifying Termination"), the Company shall pay to Executive (or, following his death, to Executive's beneficiaries) (A) his full Base Salary through the Date of Termination, plus any earned but unpaid annual Bonus under the Bonus Plan for the Bonus Year prior to year in which the Qualifying Termination occurs, plus all accrued and unused vacation for the year in which the Qualifying Termination occurs, through the Date of Termination; and (B) as liquidated damages in respect of claims based on provisions of this Agreement or Executive's employment with the Company and provided Executive executes and delivers a general release of all claims in form attached hereto as Exhibit A no later than fifty (50) days following the Date of Termination and does not revoke such release, an additional amount equal to two times the sum of his Base Salary at the rate in effect hereunder immediately prior to the Qualifying Termination, payable in a single lump sum within 60 days after the Date of Termination. In addition, upon a Qualifying Termination, Executive is entitled to retain all of his vested LTI Shares.

               (c) Section 6(g)(i) of the Employment Agreement is amended to read in its entirety as follows:

                    (A) In the event of a Change of Control (as defined below) and a termination of Executive's employment with the Company during the 12-month period immediately following such Change of Control by Executive for Good Reason, or by the Company or its Successor Without Cause (any such termination, a "Change of Control Termination"), the Company, or its Successor, shall pay to Executive (or, following his death, to Executive's beneficiaries), (1) his full Base Salary through the day of termination, plus any earned but unpaid annual Bonus under the Bonus Plan for the Bonus Year prior to the year in which such Qualifying Termination occurs, plus all accrued and unused vacation for the year in which such Qualifying Termination occurs, through the Termination Date, plus (2) as liquidated damages and respective claims based on provisions of this Agreement or Executive's employment with the Company and provided Executive executes and delivers a general release of all claims in form attached hereto as Exhibit A no later than fifty (50) days following the Date of Termination and does not revoke such release, an amount equal to three times the sum of his Base Salary at the rate in effect immediately prior to the Qualifying Termination, payable in a single lump sum within 60 days after the date of termination. In the event Executive is entitled to receive a payment pursuant to Section 6(g)(i)(A), Executive shall not receive a payment under Section 6(f)(i).

                    (B) In the event Executive has a Qualifying Termination and is entitled to receive a severance payment pursuant to Section 6(f)(i) and such Qualifying Termination occurs within 60 days prior to a Change of Control that is effectuated; provided that at the time of such Qualifying Termination, the Company was in active substantive negotiations with a third party regarding such Change of Control (any such termination shall also be considered, a "Change of Control Termination"), the Company, or its Successor, shall pay to Executive (or, following his death, to Executive's beneficiaries), an additional amount equal to one times his Base Salary within 60 days after the Change of Control, but no later than March 15th of the calendar year following the calendar year in which the Qualifying Termination occurs.

               (d) Section 6(h) of the Employment Agreement is amended to read in its entirety as follows:

                    Benefits Upon Termination. In the event of a Qualifying Termination, the Company shall, for a period of two years, provide Executive (i) continued coverage under the group medical and group dental plans of the Company, and (ii) continued participation in the Company’s executive medical allowance program (the "Continued Benefits") in which Executive was a participant immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by Executive under the terms of such plans as in effect immediately prior to the Date of Termination. In the event of a Change of Control Termination, the Company shall, for a period of three years, provide Executive the Continued Benefits in which Executive was a participant immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by Executive under the terms of such Plans as in effect immediately prior to the Date of Termination. Executive shall not have a duty to mitigate the costs to the Company under this Section 6(h), except that Continued Benefits shall be reduced to the extent of any comparable benefit coverage offered to Executive at a comparable cost to Executive by a subsequent employer or other Person for whom Executive performs services, including but not limited to, consulting services.

               (e) Section 6 of the Employment Agreement is amended by adding a new subsection 6(i) to read in its entirety as follows:

                    In the event the Executive’s employment with the Company or its Successor is involuntarily terminated Without Cause on the date of a Business Sale or following a Business Sale, Executive shall be deemed to have incurred a Change in Control Termination and shall be entitled to: (i) any payments provided under Section 6(g)(i)(A) payable at the same time such amounts are payable pursuant to Section 6(g)(i)(A) (subject to his executing and delivering a general release of all claims in form attached hereto as Exhibit A no later than fifty (50) days following the Date of Termination and not revoking such release), (ii) the benefits provided in Section 6(g)(ii) and (iii) the Continued Benefits provided in Section 6(h). For purposes of this Agreement, a “Business Sale” shall mean the sale or liquidation of all or substantially all of the assets and/or the operating entities in one or more transactions (whether or not related) of any one of the following two lines of the Company’s business, whether by asset sale, stock sale, merger or other means of disposition, divestiture, spin off, or business combination: the General Chemicals Business or the GT Technologies Business. In the event Executive is entitled to receive a payment as a result of this Section 6(i), Executive shall not receive a payment under Section 6(f)(i).

               (f) Section 13 is hereby added to the Agreement and shall read in its entirety as follows:

                    In-Kind Benefits and Reimbursements. In-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement, reimbursement requests must be timely submitted by Executive and if timely submitted payments shall be made as soon as administratively practicable following such submission, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

               (g) Section 14 is hereby added to the Agreement and shall read in its entirety as follows:

                    409A. Notwithstanding anything to the contrary in this Agreement or the Company’s executive severance plan, in no event shall a Qualifying Termination or Change of Control Termination occur under this Agreement or a Termination of Employment occur under the Company’s executive severance plan unless such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A -1(h). Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as reasonably determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section

409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties.

     2. No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms; provided, that this Amendment shall supersede the letter agreement between the Company and Executive dated January 9, 2007.

     3. Acknowledgement. The Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.

     4. Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the State of New Jersey without reference to principles of conflicts of law and may be executed in several counterparts by the Parties.

[Signature Page Follows]

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

GENTEK INC.

By: /s/ Robert D. Novo
Title: VP of Human Resources & EH&S

WILLIAM E. REDMOND, JR.

/s/ William E. Redmond, Jr.